                                                                   Exhibit 10.37

                             SHAREHOLDER AGREEMENT

THIS AGREEMENT is made and entered into as of the December 21, 2000, by and between:

NUVERA FUEL CELLS Inc., a corporation duly existing under the laws of Delaware, having offices at Via Bistolfi 35, 20134 Milano, Italy, represented by Mr. Franco LADAVAS duly authorized (hereinafter referred to as "NUVERA"),

and

L'AIR LIQUIDE S.A., a corporation duly existing under the laws of France, having its principal office at 75 quai d'Orsay 75321 Paris Cedex 07, France, represented by Mr. Michel MOULINEY duly authorized (hereinafter referred to as "AL").

NUVERA and AL being referred herein to individually as a "Party" and collectively as the "Parties".

WITNESSETH THAT:

WHEREAS, NUVERA is involved, inter alia, in the business of fuel cells stacks and fuel processors for small power applications for the residential market;

WHEREAS, AL is involved in the business of hydrogen including the production, transportation and distribution, storage, marketing and sales and any related R&D activity;

WHEREAS, AL is involved, inter alia, through its department "DTA", in the business of fuel cells systems for the hydrogen and the industrial market; and

WHEREAS, NUVERA and AL, based on their respective expertise and technologies, have decided to establish a joint-venture company to develop, manufacture and commercialize complete energy supply systems utilizing hydrogen, fuel processors and fuel cells pursuant to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS
-----------------------

"Affiliate" shall mean, with respect to any Party, any entity which directly or indirectly controls, or is controlled by, or is under common control with, such Party, "control" meaning ownership, directly or indirectly through one or more intermediaries, of more than 50% of the shareholder voting rights of a company.

"AL Competitor" shall mean any company in the business of producing and/or selling industrial gases (in gas or liquid form) and related application and services and/or industrial gas production equipment.

"NUVERA Competitor" shall mean any company in the business of developing, producing and selling fuel cell systems, power modules and related components, below 200kW.

"Board" or "Board of Directors" has the meaning ascribed to it in Article 9 hereto.

"Closing" has the meaning ascribed to it in Article 18 hereto.

"Director(s)" has the meaning ascribed to it in Article 9 hereto.

"Fair Market Price" shall mean the per share value of NEWCO's Shares determined by an international public accounting firm selected jointly by the Parties, in accordance with the methods and standards of evaluation generally accepted in international transactions, based on the assumption that NEWCO is and shall continue to carry on business as a going concern.

"PEM Fuel Cell Technology" or "FC Technology" shall mean a set of complete energy supply systems utilizing fuel cells and hydrogen or fuel processors as more fully described in EXHIBIT 1.

"Chairman and CEO" has the meaning ascribed to it in Article 11 hereto.

"Initial Capital" has the meaning ascribed to it in Article 5 hereto.

"NEWCO" shall mean the dedicated company to be established by the Parties as provided in Article 2 below.

"Offered Shares" has the meaning ascribed to it in Article 6 hereto.

"Phase 1" and "Phase 2" have the meaning ascribed to them in Article 3.2 hereto.

"Preemptive Right Offer" has the meaning ascribed to it in Article 6 hereto.

"Related Agreements" has the meaning ascribed to it in Article 15 hereto.

"Remaining Party" has the meaning ascribed to it in Article 6 hereto.

"Seller" has the meaning ascribed to it in Article 6 hereto.

"Share(s)" or "Share Capital" has the meaning ascribed to it in Article 5 hereto.

"Shareholders" has the meaning ascribed to it in Article 5 hereto.

"Third Party Buyer" has the meaning ascribed to it in Article 6 hereto.

ARTICLE 2 - ESTABLISHMENT OF  NEWCO
-----------------------------------

2.1 In accordance with the provisions of French Laws together with the terms and conditions stated hereunder, the Parties hereby agree to establish a limited liability company (in French, "societe anonyme"), "NEWCO", which shall be governed by its By-laws, to undertake on an exclusive basis the scope of activity defined in Article 3-1 below in a manner to achieve satisfactory profits.

2.2 The Parties will use their best efforts to agree upon the name of NEWCO and the logo before the Closing. Any use of the NUVERA or AL trademarks or logos shall be approved by the respective Parties. Any property rights in other names or logos other than NUVERA and AL's trade marks or logos used by NEWCO shall accrue to NEWCO.

2.3 The legal address of NEWCO shall be at route de Clemencieres - BP 15, 38360 Sassenage, France.


ARTICLE 3 - PURPOSE AND SCOPE OF NEWCO
--------------------------------------

3.1  Scope of Newco:

 . The development of complete energy supply systems ranging from 50 kW to 1 MW and multiples, utilizing fuel cells and fuel processors or directly fed with industrial H2 for stationary applications,
 . The development of complete energy supply systems ranging from 50 kW to 250 kW and multiples, utilizing fuel cells directly fed with H2, and H2 range extenders for transport applications
 .  The development of regenerative fuel cell for renewable energy applications
   The development of portable "Fuel Cell System" (up to 100 kW) systems fed with H2
 .  The introduction of the above systems for space, aeronautics and submarine and other anaerobic of confined applications
 . The manufacturing of such systems and parts of . The world-wide commercialization of such systems and parts of

The business objectives of NEWCO are detailed in EXHIBIT 5 + 2bis


3.2  Purpose of Newco:
As to the development of the activity of NEWCO, it is foreseen that there will be a first period of a three year duration, that will be modified as necessary upon the mutual agreement of the Parties, from the coming into effect hereof ("Phase 1") mainly dedicated to the development and market investigations of the FC Technology and, with the success of Phase 1, a second period following Phase 1 and lasting up to the term of this Agreement ("Phase 2") mainly dedicated to the production, commercialization and sale of FC Technology

Phase 1 will include but will not be limited to:

 .  FC Technology research and development;
 .  Engineering and project management;
 .  Sales of development studies and projects;
 . Manufacturing management and production; and . Transversal actions : Communication, Market investigations, Definition of a business strategy and preparation of Phase 2
 .  A detailed description of Phase 1 scope is set forth in EXHIBIT 2.

Phase 2 will include but will not be limited to:

 .  Industrialization; and
 .  Commercialization and Sale

3.3 Details on the contents and goals of Phase 1 and expected technical development plan related thereto are attached as EXHIBIT 2.

3.4 The cost and the planning of expenses of development program are detailed in EXHIBIT 6 hereto and expected business plan attached in EXHIBIT 8 hereto.

3.5 At the end of Phase 1, the Parties will decide how to proceed with Phase 2 based upon the outcomes of Phase 1. It is reminded that AL and NUVERA are each entitled to terminate the present Agreement for convenience at the end of Phase 1 as per Article 21.1 hereinafter without payment of any indemnification whatsoever to the other Party.


ARTICLE 4 - GEOGRAPHICAL TERRITORY OF NEWCO
--------------------------------------------

NEWCO shall perform its activity on a worldwide basis, with the particular markets addressed on a geographic basis per Exhibit 2Bis.

ARTICLE 5 - CAPITAL OF NEWCO
-----------------------------

5.1 The respective contribution in cash of the Parties at the creation of NEWCO shall be the following:
AL:       19 200 Euro
NUVERA:   19 200 Euro

5.2 At the creation of NEWCO, NEWCO shall have an initial capital of EURO 38 400 (the "Initial Capital"), which shall be divided into 3 200 shares, each having a par value of EURO twelve (12) (all such shares, as well as subsequently issued shares, being herein referred to collectively as the "Shares" or "Share Capital" and individually as a "Share"). No double voting right shall accrue to any share.

5.3 The Shares initially allocated to the Parties during Phase 1 shall be as follows:
AL:      50%
NUVERA:  50%

5.4 During Phase 1, NEWCO shall order some studies and work to the Parties as provided for in the agreements referred to in Articles 13.1 and 15 hereinafter and as outlined in Exhibit 6. It is agreed between the Parties that such studies and work made by both Parties shall be carefully documented by them and transferred thereafter to NEWCO in order to enable NEWCO to convert in capital the payments due to the Parties pursuant to such agreements. For the conversion in capital of such payments which shall not exceed four (4) million EURO with approximately (two (2) million for AL and two (2) million for NUVERA), the new Shares shall have the same value stipulated in Article 5.1 above.

5.5 During Phase 1, at the appropriate time as determined by the Board, AL will lend to NEWCO additional amount of money necessary to cover NEWCO' s cash expenses up to a maximum of 3 million EURO altogether, being understood that, at the beginning of Phase 2, a part of the above money (one (1) million EURO) lent to NEWCO by AL shall be converted in capital (the new Shares having for the purposes of this operation the same value as stipulated in Article 5.1 above) without any additional charge for AL, which NUVERA hereby agrees expressly, so that the split of Shares become:
AL:      60%
NUVERA:  40%


ARTICLE 6 - TRANSFER OF SHARES
------------------------------

6.1 The Parties hereby undertake not to sell, transfer, assign, mortgage, pledge, or otherwise encumber or transfer title or rights to any or all of the Shares except as set forth in this Article.

6.2 Each Party may transfer all of the Shares held by it to an Affiliate of such Party provided that prior to such transfer (a) such Affiliate undertakes in writing to become a party to this Agreement, to be bound by the terms hereof and to fulfill the obligations of the transferring Party arising hereunder, and (b) such Affiliate irrevocably undertakes in writing to assign such Shares back to the transferring Party, and the transferring Party irrevocably undertakes to repurchase such Shares, if at any time such Affiliate ceases to be an Affiliate of the transferring Party.

6.3 Subject to the provisions of 6.4 below, but after the conclusion of Phase 1, each Party (the "Seller") may sell all or a part of its Shares
(the "Offered Shares") to an unaffiliated party (the "Third Party Buyer") provided that such transaction is bona fide and at arm's length, that such Third Party Buyer undertakes in writing to become a party to this Agreement, to be bound by all the terms hereof and to fulfill the obligations of the Seller arising hereunder, and that, prior to such sale, the Seller offers the Offered Shares to the other Party (the "Remaining Party"), in accordance with the following procedure:
(a) the Seller shall transmit to the Remaining Party a copy of the Third Party's written offer, together with a written offer to sell to the Remaining Party the Offered Shares at the price offered by the Third Party Buyer and on the same terms and conditions as offered by the Third Party Buyer (the "Preemptive Right Offer");
(b) within thirty (30) days of receipt of such written offer, the Remaining Party shall notify the Seller in writing whether it wishes to purchase from the Seller;
(c) if, pursuant to the procedure and within the time limits set forth in (a) and (b) above, the Seller's offer is accepted as to all of the Offered Shares, then the Seller shall sell to the Remaining Party, and the Remaining Party shall purchase, the Offered Shares in accordance with such offers and acceptance. The transfer of the Offered Shares and payment of the purchase price therefor shall be made within ten (10) days from the date of the said notification; and
(d) if the Remaining Party fails to accept the Seller's offer as to all of the Offered Shares, then the Seller shall be free, during a period of six months thereafter, to sell the Offered Shares to the Third Party Buyer upon the terms and conditions set forth in the Third Party Buyer's offer.

6.4 Notwithstanding the above, NUVERA agrees not to sell all or any part of its Shares to a AL Competitor and AL agree not to sell all or any part of its Shares to a NUVERA Competitor.

6.5 The Directors of NEWCO shall be obligated to approve, and the Shareholders shall cause the Directors elected by them to approve, any transfer of Shares made in accordance with this Article.


ARTICLE 7 - REPRESENTATIONS AND WARRANTIES OF PARTIES
-----------------------------------------------------

7.1   Representations and warranties of  NUVERA:
NUVERA represents and warrants to AL as follows:

    . NUVERA is a company duly organized, validly existing and in good standing as a legal person under the laws of Delaware. NUVERA has full legal right, power and authority to execute and deliver this Agreement and all the contracts and documents referred to in this Agreement to which it is a party and to observe and perform its obligations hereunder and thereunder.

    . NUVERA has taken all appropriate and necessary corporate action to authorize the execution and delivery of this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to authorize the performance and observance of the terms and conditions hereof and thereof.

    . NUVERA has obtained all consents, approvals and authorizations, in particular with respect to intellectual property law, necessary for the valid execution and delivery of this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to observe and perform its obligations hereunder and thereunder.

    . All information supplied to AL by NUVERA in relation to this Agreement, including the information concerning the business and financial status of NUVERA, is true and correct whether such information has been verified or audited by an independent third party or not.

    . To the best of NUVERA's knowledge, there is no litigation, arbitration or administrative proceeding which is currently taking place or pending or threatened against NUVERA which would prevent NUVERA from performing its obligations hereunder and NUVERA is not in default under any law, regulation, government directive, judgment, order, authorization, contract or obligation applicable to the business or assets of NUVERA.

7.2   Representations and warranties of AL:
    . AL represents and warrants to NUVERA as follows:
    . AL is a company duly organized, validly existing and in good standing as a legal person under the laws of France.
    . AL has full right, power and authority to execute and deliver this Agreement and all the contracts and documents referred to in this Agreement to which it is a party and to observe and perform its obligations hereunder and thereunder.
    . AL has taken all appropriate and necessary corporate action to authorize the execution and delivery of this Agreement and all the contracts and documents referred to in this Agreement to which it is a party and to authorize the performance and observance of the terms and conditions hereof and thereof.

     . AL has obtained all consents, approvals and authorizations, in particular with respect to intellectual property law, necessary for the valid execution and delivery of this Agreement and all of the contracts and documents referred to in this Agreement to which it is a party and to observe and perform its obligations hereunder and thereunder.

     . All information supplied to NUVERA by AL in relation to this Agreement, including the information concerning the business and financial status of AL, is true and correct whether such information has been verified or audited by an independent third party or not.

     . To the best of AL's knowledge, there is no litigation, arbitration or administrative proceeding which is currently taking place or pending or threatened against AL which would prevent AL from performing its obligations hereunder and AL is not in default under any law, regulation, government directive, judgment, order, authorization, contract or obligation applicable to the business or assets of AL.


ARTICLE 8  -  RESPONSIBILITIES OF THE PARTIES
---------------------------------------------

In addition to its responsibilities under this Agreement, each Party expressly agrees upon the following commitments:

     . to establish and help to establish NEWCO in accordance with the French laws and regulations;
     .  to enter into and perform certain Related Contracts referred to in
        Article 15 herein;
     . to assist NEWCO, if requested by it, to procure from abroad, equipment, machinery, and logistic equipment which are not available in France or which NEWCO considers should be imported;
     . to assist NEWCO, if necessary, in contracting for and obtaining all necessary utilities required by NEWCO;
     . to use its best efforts to help NEWCO secure adequate financing, subject to the provisions of Article 12.2 hereof;
     . to assist NEWCO, if decided by the Board of Directors or the Chairman and CEO as the case may be, with the recruitment of qualified management personnel, technical personnel, workers or detach such personnel;
     .  to assist NEWCO in its relations with governmental authorities;
     . to do all reasonable efforts to finalize the transaction contemplated hereby, in particular to make the conditions precedent of Article 17 hereinafter fulfilled and to prepare and carry out whatever action is necessary to properly handle the Closing; and
     .  to assist NEWCO in other matters, as reasonably requested by NEWCO.

In particular, AL and NUVERA will do all their reasonable efforts to support NEWCO by providing if available the necessary material, equipment and resources for performing the activities of NEWCO in accordance with the schedule of the development program of Phase 1 and in the framework of the agreements between NEWCO and the Parties for covering the activities of the dedicated teams.

Notwithstanding the above, neither AL nor NUVERA shall have any obligation to provide to third parties any financial guarantee or technical guarantee relating to the activities of NEWCO.

AL agrees to give access to its world-wide industrial customer portfolio, its expertise in on-site and energy services as well as the potential fuel cell market for systems connected to the AL hydrogen grid.

In addition, at creation of NEWCO, AL and NUVERA will have the option to assign their existing development and commercial contracts at the date hereof which relate to NEWCO's activity, provided nothing contained in such contracts prevents from assigning them.


ARTICLE 9 - BOARD OF DIRECTORS OF COMPANY
-----------------------------------------

9.1 NUVERA and AL will exercise their respective voting rights in NEWCO and take such other steps as are necessary to ensure that the participation of AL and NUVERA in NEWCO be reflected at the Board of Directors level and the Management Committee (if any):

     . during Phase 1, the Board of Directors consists of four (4) members;
       during Phase 2, the Board of Directors consists of five (5) members;
     . of such four members of the Board during Phase 1, two (2) shall be selected and nominated by AL and two (2) shall be selected end nominated by NUVERA; of such five members of the Board during Phase 2, three (3) shall be selected and nominated by AL and two (2) shall be selected and nominated by NUVERA;
     . NUVERA and AL shall each vote their respective shares in NEWCO to procure the nomination and election of the members of the Board nominated by the other Party;
     . the initial nominees of NUVERA to the Board shall be M. BRODSKY and
       M. RUSSO or his designee;
     . the initial nominees of AL to the Board shall be M. MOULINEY and P.
       SANGLAN;
     . during the term of this Agreement, and unless otherwise agreed upon between the Parties, the office of Chairman and CEO (counted within the 2 or 3 Directors nominated by AL) shall be held by a representative of AL approved by NUVERA, which approval shall not be unreasonably withheld;
     . if either Party wishes to change or dismiss its nominated Directors with or without cause, the other Party will vote accordingly; provided, however, that if such change or dismissal is without cause, the Party proposing it shall indemnify and hold NEWCO and the other Party harmless from any and all damages and other expenses that may arise from such action; and
     . the Directors shall each be elected and renewable for terms of three years.

9.2 Ordinary Meetings of the Board of Directors shall be held in accordance with the By-laws of NEWCO and French law, and at least three times a year. Upon the request of any one Director, NEWCO shall convene additional meetings of the Board upon due notice as required by the By-laws and French law.

9.3 A quorum of at least 3 or 4 depending on the Board size of the Directors must be present or represented in order to hold a validly constituted meeting of the Board; at least one of whom shall be a Director nominated by NUVERA and one of whom shall be a Director nominated by AL. If at a properly notified meeting a quorum is not present or represented the meeting shall be adjourned for seven (7) days to the same place and at the same time. In case at such adjourned meeting the quorum is again not present or represented, then another Board meeting shall be held on the fourteenth (14th) day from the last adjourned meeting and the presence of 50% of the total number of Directors shall be sufficient to constitute a quorum at such third meeting.

9.4 Board meetings shall be convened and presided over by the Chairman and CEO or as otherwise provided herein or in the By-laws. Further, it shall be stipulated in the By-laws of NEWCO that the CEO will have casting vote during Phase 1.

9.5  The Board of Directors shall conduct the general policy of NEWCO.

9.6 During Phase 1, the matters listed below shall require the affirmative vote of a majority of the Directors present or represented and voting, which majority shall include at least one Director nominated by AL and one Director nominated by NUVERA:

  . with the exception of the Related Agreements referred to in Article 15 hereof, entering into of any contract, agreement, or arrangement or amendment thereto with any Shareholder of NEWCO or Affiliate thereof;
  . approval of contracts with clients of NEWCO in an amount greater than 1 million [_].
  . approval of contracts involving payment or investment, with the exception of purchasing contracts related to contracts with clients;
  .  approval of insurance policies referred to in Article 16 hereinafter;
  . borrowing money or related series of borrowings or obtain any long term loan;
  . creation of any mortgage, charge, lien or other encumbrance affecting NEWCO's property or assets;
  . approval of purchase, sale, exchange or other disposal of any property or assets of NEWCO;
  .  entering into lease or sublease of any property or assets owned by NEWCO;
  .  guarantee of obligations of third parties;
  .  loan to third parties;
  .  proposal to the Shareholders to appoint or reappoint auditors;
  . proposal to the Shareholders as to declaration of dividends subject to the provisions of Article 12.2 hereof;
  . approval of any new business or substantial expansion of the business contemplated herein as referred to in Article 4 hereof;
  . creation or acquisition of control, directly or indirectly, of any subsidiary or making any substantial investment in any other company or venture by NEWCO;
  . proposal to the Shareholders of scheme of merger or amalgamation with any other company or entity;
  . approval of any significant reduction or discontinuance of the operations of NEWCO;
  .  proposal to the Shareholders to dissolve or liquidate NEWCO;
  . acquisition from or grant to third parties of licenses and rights with respect to patents, manufacturing technology and other industrial property;
  . proposal to the Shareholders of any change in the Share Capital and capital structure;

  . proposal to the Shareholders of capitalization of profits or issuance of convertible debentures;
  . settlement or compromise of any claim, or dispute above 200 000 [_] or its equivalent in a foreign currency;
  . appointment and remuneration of officers of NEWCO and authority delegated to them;
  . proposal to the shareholders relating to alteration of the By-laws of NEWCO; and
  . approval of the annual budget and the business, finance and investment plans.

9.7 During Phase 2, the matters listed below shall require the affirmative vote of all the Directors present or represented and voting:

  . with the exception of the Related Agreements referred to in Article 15 hereof, entering into of any contract, agreement, or arrangement or amendment thereto with any Shareholder of NEWCO or Affiliate thereof;
  . borrowing money or related series of borrowings or obtain any long term loan in an amount grater than 1 million [_];
  . creation of any mortgage, charge, lien or other encumbrance affecting NEWCO's property or assets;
  . approval of purchase, sale, exchange or other disposal of any material property or material assets of NEWCO;
  .  entering into lease or sublease of any property or assets owned by NEWCO;
  .  guarantee of obligations of third parties;
  .  loan to third parties;
  . proposal to the Shareholders as to declaration of dividends subject to the provisions of Article 12.3 hereof;
  . approval of any new business or substantial expansion of the business contemplated herein as referred to in Article 4 hereof;
  . creation or acquisition of control, directly or indirectly, of any subsidiary or making any substantial investment in any other company or venture by NEWCO;
  . proposal to the Shareholders of scheme of merger or amalgamation with any other company or entity;
  . approval of any significant reduction or discontinuance of the operations of NEWCO;
  .  proposal to the Shareholders to dissolve or liquidate NEWCO;
  . acquisition from or grant to third parties of licenses and rights with respect to patents, manufacturing technology and other industrial property;
  . proposal to the Shareholders of any change in the Share Capital and capital structure;
  . proposal to the Shareholders of capitalization of profits or issuance of convertible debentures;
  . settlement or compromise of any claim, or dispute above 200 000 [_] or its equivalent in a foreign currency;
  . appointment and remuneration of officers of NEWCO and authority delegated to them;
  . proposal to the shareholders relating to alteration of the By-laws of NEWCO; and
  . approval of the annual budget and the business, finance and investment plans.

9.8 Any resolution with respect to all other matters (except where French law requires otherwise) shall be passed by affirmative votes of a simple majority of the Directors present or represented and voting.

ARTICLE 10 - GENERAL MEETING OF SHAREHOLDERS
--------------------------------------------

10.1 NEWCO shall hold (i) an annual meeting of the shareholders at least once during each calendar year and not later than fifteen months after the preceding annual general meeting in order to approve the annual accounts and elect, as necessary, NEWCO's Directors and auditors, and (ii) extraordinary general meetings of the shareholders from time to time as may be convened by the Board of Directors on its own initiative or at the request of the holders of at least 40% of the outstanding voting Shares.

10.2 General meetings of the shareholders shall be conducted in accordance with the By-laws of NEWCO. A quorum for general meetings of the shareholders shall exist if at least 55 % of the outstanding voting shares and at least two Shareholders are present or represented; provided that, if at a properly notified general meeting a quorum is not present the meeting shall be adjourned without further notice for seven (7) days to the same place and at the same time, at which adjourned meeting a quorum will be constituted if at least 50% of the outstanding voting shares are present or represented.

10.3 No resolution shall be passed at a general meeting with less than a majority vote of the outstanding voting shares of NEWCO present or represented at such meeting unless otherwise stipulated by French laws.


ARTICLE 11 - ADMINISTRATION OF NEWCO
------------------------------------

Except as otherwise agreed upon between the Parties, the Parties and NEWCO will follow the principles set forth below:

11.1  Officer:

The Chairman and CEO shall conduct the business of NEWCO under the control of the Board of Directors. The Chairman and CEO shall be appointed by the Board of Directors for a terms of three years.

11.2  Executive Committee:

An executive committee ("Executive Committee") may be set up at the beginning of Phase 2 or prior to Phase 2 should the activity of NEWCO require so. The composition, responsibilities and functioning of the Executive Committee will be mutually decided by the Parties on the creation thereof.

ARTICLE 12 - FINANCIAL POLICY
-----------------------------

12.1 ACCOUNTING OF COMPANY

The accounting period and fiscal year of NEWCO shall run from January 1/st/ to December 31/st/ of each year.

  . NEWCO shall keep complete and accurate books of accounts of all business transacted by NEWCO in accordance with generally accepted international accounting principles and AL and NUVERA' s accounting standards as well.
  . NEWCO will cause to be prepared and distributed to the Shareholders as promptly as possible following of the fiscal year annual audited financial statements. The Shareholders will be entitled to audit during business hours NEWCO's books of accounts upon reasonable notice to the Chairman and CEO of NEWCO and AL.
  . NEWCO's books of accounts and other records shall be kept in the French language.

12.2 PROFITABILITY, DIVIDENDS

The amount of the dividends distributed to each Shareholder shall be proportional to such Shareholder's interest in the Share Capital.
The Parties shall discuss in good faith the payment of dividends or other disposition of profits that NEWCO earns in any year, taking into account the current and future requirements of NEWCO, requirements of the annual budgets and future growth of NEWCO. Dividends shall be proposed by the Board and approved by the Shareholders.

ARTICLE 13 - OTHER SUPPORTS FROM AL AND NUVERA TO NEWCO
-------------------------------------------------------

13.1 PERSONNEL

13.1.1 Subject to the other provisions of this article 13.1, AL and NUVERA agree to put at the disposal of NEWCO the personnel necessary to perform its activity and in particular the personnel listed in EXHIBIT 3 and 7 attached hereto. Such personnel shall work under the responsibility of NEWCO and shall be managed by NEWCO. AL and NUVERA will charge to NEWCO the wages, social and other expenses related to such personnel according to conditions to be determined between the Parties and NEWCO and any applicable French laws.

13.1.2 A team clearly identified at NUVERA's facilities in Milan will carry out for NEWCO the fuel cell stack development related work pursuant to a specific contract between NEWCO and NUVERA.

13.1.3 A team clearly identified at AL's CRCD facilities in Les Loges near Paris will carry out for NEWCO the fuel processor development related work pursuant to a specific contract between NEWCO and AL.

13.1.4 A team clearly identified at AL's facility in Sassenage (France) will carry out for NEWCO the fuel cell system, test and qualification related work pursuant to a specific contract between NEWCO and AL.

13.1.5 Administration, marketing and other functions will be carried out by the NEWCO personnel physically located at NEWCO's headquarters in Sassenage.

13.2 EQUIPMENT

The Parties agree to make available to NEWCO any available equipment necessary to the NEWCO's activity, more fully described in EXHIBIT 2 Bis which will not be subcontracted to the Parties, pursuant to the terms and conditions of the Development Agreements set forth in Article 15 hereof.

  . During Phase 1, NEWCO will purchase exclusively from NUVERA the stack provided it guarantees satisfactory performance as well as associated industrialization, under sale terms and conditions to be described in the related agreement (see Article 15)
  . This is to be reconsidered for Phase 2 on a better price/performance basis if NEWCO will not decide to manufacture directly fuel processor or stacks.
  . During Phase 1, NEWCO will purchase exclusively from NUVERA the fuel processor provided it guarantees satisfactory performance as well as associated industrialization under sale terms and conditions to be described in the related agreement (see Article 15) In the event NUVERA declines to supply the fuel processors, NEWCO will purchase exclusively from AL the fuel processors.
  . This is to be reconsidered for Phase 2 on a better price/performance basis if NEWCO will not decide to manufacture directly fuel processor or stacks.

ARTICLE 14 - INTELLECTUAL PROPERTY RIGHTS

14.1   AL AND  NUVERA' S INTELLECTUAL PROPERTY RIGHTS

14.1.1 Each Party will grant to NEWCO for the only purpose of the performance of its scope of activities as described in Article 3 above, a worldwide and non-transferable right to use its patents, its know-how and/or any other of its intellectual property rights (hereinafter called "IPR") when necessary and as far as said Party is allowed to grant such a right. Each Party's respective IPR which may be used by NEWCO are (I) IPR existing at the Closing Date as identified in EXHIBIT 4 and (ii) IPR which will be acquired during Phase 1 and which will be necessary for NEWCO to perform its activities as defined in
Article 3.1 above. It is anticipated that AL will contribute patents in the field of stack technology, power modules, H2 Storage, and H2 Production. Nuvera will contribute patents in the field of stack technology.

14.1.2 Each Party shall remain the owner of the IPR of which a right to use has been granted to NEWCO in accordance with article 14.1.1 herein above.

14.1.3 Said right granted to NEWCO by each Party to use its IPR shall be exclusive to NEWCO within its scope of activity as defined in Article 3 above. Each Party therefore commits not to use, or not to grant to any third party a right to use said IPR in a manner which may be detrimental to NEWCO.

14.1.4 Said rights granted to NEWCO by each Party to use its IPR shall:

     . be free of charge,)when NEWCO uses them for R&D activities, ( Phase 1). . generate royalties for the benefit of such Party when its IPR rights are used by NEWCO for industrial and/or commercial purposes. (Phase 2)

The royalties to be paid by NEWCO to each Party shall be determined later on being understood that they will be reasonable and comparable to what it is practiced in similar cases between independent companies.

14.2   NEWCO'S INTELLECTUAL PROPERTY RIGHTS

14.2.1 NEWCO shall be the sole owner of any technology, information, invention, and software programs resulting from development works decided, and founded, by NEWCO only. In case the development works would be co-founded by NEWCO and one Party, any technology, information, invention and software program resulting from said development works, shall be co-owned by NEWCO and said Party in accordance with the terms of the Development Agreements to be signed between NEWCO and each Party (see Article 15 hereunder).

14.2.2 In case a patentable invention, resulting from said development works founded by NEWCO, is made, NEWCO shall be entitled to file under its name, and at its expenses, (a) patent application(s) for such an invention. NEWCO shall be the sole owner of any patent issued from said application(s).

14.2.3 If, for any reason, NEWCO decides not to file a patent application relating to an invention owned by NEWCO, each Party of NEWCO may be entitled by NEWCO, at reasonable conditions to be agreed upon, to file under the name of said Party, and at its own expenses, a patent application.

14.2.4 Upon request of each Party, NEWCO will grant to such Party a right to use on a non-exclusive basis the NEWCO patent(s), or any other IPR owned by NEWCO outside the scope of activity of NEWCO, as defined in Article 3 above, at reasonable conditions to be agreed upon. It is however understood that such Party commits not to compete, in any manner, with NEWCO when using said patent(s).

14.2.5 If for any reason NEWCO is dissolved, and as further set forth in Article 20, both Parties shall become co-owners of the patent(s), as well as any other IPR, owned by NEWCO at the date of winding up and, as such, shall be entitled to use freely said patent(s), provided that, however, each Party acknowledge said patents and IPR will not be used in manner to compete with the other Party.

ARTICLE 15 - RELATED AGREEMENTS

Within two (2) months from the Closing, the Parties shall cause NEWCO to enter into the following agreements ("Related Agreements") :
     . License Agreement between NEWCO and AL (see Article 14)
     . License Agreement between NEWCO and  NUVERA (see Article 14)
     . Equipment (Reformer) Purchase Agreement between NEWCO and AL (see
       Article 13)

     . Equipment (Stack + fuel processor) Purchase Agreement between NEWCO and NUVERA (see Article 13)
     .  Development Agreement between NEWCO and AL (see EXHIBIT 2 and 3)
     .  Development Agreement between NEWCO and NUVERA (see EXHIBIT 2 and 3)
     .  Agreement between NEWCO and AL (see Article 13)
     .  Agreement between NEWCO and NUVERA (see Article 13)
     .  List of Patents as per Exhibit 4

ARTICLE 16 - LIABILITY, INSURANCE
---------------------------------

16.1 The Parties agree that NEWCO only shall be liable for all damages caused to third parties by its activity. The Parties shall cause NEWCO to waive its rights of recourse against the Parties for such damages.

16.2 The Parties shall cause NEWCO to take out and maintain a legal liability insurance covering bodily injury and/or death and/or property damages to third parties in a reasonable and appropriate amount mutually agreed upon between the Parties, per claim. The Parties shall be co-insured as well under the above insurance.

16.3 The Parties will cause NEWCO to take up and maintain appropriate insurance for the Parties` personnel seconded to NEWCO.


ARTICLE 17 - CONDITIONS PRECEDENT, DURATION OF SHAREHOLDER AGREEMENT
--------------------------------------------------------------------

17.1 The consummation of the transaction contemplated herein is subject to the fulfillment, or waiver by all the Parties, of the following conditions precedent:

     . The negotiation and agreement between the Parties upon the By-laws of NEWCO,
     . The establishment of NEWCO and payment of their contributions by AL and NUVERA pursuant to Article 5 herein above,
     . The approval of relevant competent national and/or European Union authorities as well as the approval of any third parties concerned by the present transaction.

17.2 This Agreement shall be binding upon the Parties and shall come into force as of the date of its signature. It shall have an initial duration of three (3) years, automatically renewable thereafter for an unlimited period of time. The Party who after the initial duration wishes to terminate this Agreement shall send one (1) year prior written notice to the others before expiration date.


ARTICLE 18 - CLOSING

At the closing of the transaction contemplated herein (the "Closing"), the Parties shall record that the conditions precedent set forth in Article 17 herein above are fulfilled and that the transaction is successfully completed.

The Parties shall use their best efforts to effect the Closing not later than 31 January 2001 or another date mutually agreed upon among the Parties.

ARTICLE 19 - SECRECY OBLIGATIONS

For the purpose of this Agreement and unless the context clearly indicates otherwise, "Confidential Information", used with a capital letter shall mean:

Any kind of information which is presented, by any means, by one Party to the other Party and identified in writing as confidential, and if it is disclosed orally by one Party to the other party and outlined and identified as confidential in writing to the other Party within (30) days of the disclosure.

Each Party shall keep Confidential Information strictly secret and confidential, and shall refrain from disclosing it to anybody but to its employees and only to the extent necessary for the purpose of this Agreement.

This shall not apply to information:
(i) which the receiving Party can evidence was known to it prior to its disclosure by the other Party, or
(ii) which is, or later becomes, public knowledge without breach of this Agreement by the receiving Party, or
(iii) which was received by the receiving Party from a third party without obligation of secrecy to the other Party, or
(iv) which is developed by the receiving Party, or its Affiliate or subcontractors, independently from Confidential Information received from the other Party.

Each Party shall have the possibility to inform a third party after written consent from the other Party. In such a case, and before displaying any Confidential Information, this third party shall have to sign a secrecy agreement with all Parties.

It is understood that all the Confidential Information shall remain the exclusive property of the Party from which they were originated.

Either Party shall use the Confidential Information solely for purposes of performing its obligations arising under this Agreement or the Related Agreements and nothing herein shall be construed to give either Party any additional right of use, or any title or interest, in the other Party Confidential Information. Neither Party shall make any patent or copyright application, or file any patent or copyright, based on the other Party Confidential Information.


ARTICLE 20 - EXCLUSIVITY
------------------------

20.1 Each Party undertakes to refrain from any action or practice with a view to hiring personnel of the other Party during the term of this Agreement.

20.2 Both Parties will use their best efforts to cooperate in good faith and not to take any action, directly or indirectly, which could be detrimental to the implementation of the present Agreement and Related Agreements. The Parties undertake to cooperate on an exclusive basis for the supply of the FC Technology unless otherwise agreed upon in writing by the Parties.

20.3  Unless otherwise agreed upon between the Parties, in case of
      (i) termination of this Agreement for convenience as per the terms of Articles 17.2, and 21.1.c, or
     (ii)   for event of default as per the terms of Articles 21.2 hereof, or
     (iii) for the events referred to in Articles 21.1a), 21.1b) and 21.3 hereof, or
     (iv) for the events referred to in article 21.1d) then the terminating Party in (i) , the defaulting party in (ii), both parties in (iii) and the Party of which the shares are purchased by the other Party in
(iv), shall not, for a period starting from the effective date of termination until the expiration of a three (3) years period following the sale of its shares to the other Party or following the liquidation of NEWCO, as the case may be, be entitled to compete with NEWCO and / or the other Party for the provision of FC Technology either directly or through a cooperation agreement with a third party.


ARTICLE 21 - TERMINATION OF SHAREHOLDER AGREEMENT
-------------------------------------------------

21.1 This Agreement shall be automatically terminated, upon occurrence of any of the following events:
a) all the conditions precedent set forth in Article 17.1 are not fulfilled or waived at the Closing Date or by another date to be mutually agreed upon between the Parties; or
b) on the last day of Phase 1 or at a later date mutually agreed upon between the Parties, the Parties are not able to agree upon how to proceed with Phase 2; or
c) each of AL or NUVERA is entitled to terminate for convenience the present Agreement at the end of Phase 1 upon giving ninety (90) days written notice to the other Party; or
d) a Party's purchase of all (but not part) of the Shares held by the other
Party;

and NEWCO shall be automatically liquidated and dissolved should the event in a) above occur.

21.2 Either Party may terminate this Agreement upon giving written notice to the other Party within ninety (90) days from the date it becomes aware of an Event of Default by the other Party, any such Event of Default arising when:

a) a Party fails to remedy a material breach of this Agreement or of any Related Agreement as listed in Article 15 within sixty (60) days of receipt of written notice of such material breach from the non-breaching Party, or in the case where such notified material breach cannot be remedied;

b) a Party takes measures to dissolve or liquidate itself or to cease to function as a going concern;

c) a Party is adjudged in any legal proceeding to be insolvent or a voluntary or involuntary bankrupt, or consents to or suffers the appointment of a receiver or trustee to administer or conduct its business;

d) a Party makes an assignment of its equity interest in NEWCO for the benefit of creditors; or

e) a Party undergoes a change in control whereby its principal shareholder disposes of 50% or more of the Party's Share Capital to a third Party which is not an Affiliate of such principal shareholder.

21.3 In the event any of the following events occurs and is continuing, any Party who is materially adversely affected by any such event may give notice to the other Party of its intention to terminate this Agreement:

a) failure of NEWCO, after Phase 1, to meet the financial objectives imposed by the Shareholders during at least two consecutive years for a reason other that one of the Party's fault.

b) an event of Force Majeure prevents NEWCO from carrying on business for a continuous period of six (6) months.


ARTICLE 22 - EFFECT OF TERMINATION
----------------------------------

22.1 In the event that either AL on the one hand or NUVERA on the other hand elects to terminate this Agreement pursuant to Article 21.2 hereof, such terminating Party shall have the option, by giving written notice thereof to the other Party within thirty (30) days from the date of the notice of termination, of either:

a) requiring the other Party to sell and deliver to the terminating Party all of its shares at the Fair Market Price minus fifteen (15%) % as of the date of the notice of termination; or

b) requiring the other Party to purchase from the terminating Party all of its shares at the Fair Market Price plus fifteen (15 %) as of the date of the notice of termination.

If the terminating Party fails to exercise either such option, NEWCO shall be dissolved and liquidated pursuant to Article 23 hereof.

This Article will also apply at the request of either Party in case the situation referred to in Articles 21.1 b) or 2.1.1 c) above occurs, save that in these cases the applicable transfer price of the shares will be the Fair Market Price.

22.2 In the event that any Party elects to terminate this Agreement pursuant to Articles 17.2 or 21.3 hereof, the remaining Party shall have the option, by giving notice thereof to the terminating Party within thirty (30) days from the date of notice of termination, of requiring the terminating Party to sell to the remaining Party all of the terminating Party's Shares at the Fair Market Price as of the date of notice of termination. If the remaining Party fail to exercise such options within thirty (30) days of receipt of the aforesaid notification of termination, NEWCO shall be dissolved and liquidated pursuant to Article 23.

22.3 Neither expiration nor termination of this Agreement pursuant to Article
17.2 or Article 21 hereof, nor exercise of any option provided for in this
Article 22, shall (i) relieve any Party from any liability for any failure to perform or comply with the terms of this Agreement or (ii) terminate any right or obligation set forth herein which in accordance with the terms hereof survives such expiration or termination, or which must necessarily survive such expiration or termination in order to give effect to any rights granted hereunder.

ARTICLE 23 - LIQUIDATION
------------------------

23.1 In the event of liquidation of NEWCO, NEWCO shall cease to undertake any new activities or investments. The Parties shall institute and shall cause NEWCO to institute all appropriate procedures for the prompt and orderly dissolution and liquidation of NEWCO in accordance with its By-laws and French law, and shall execute suitable agreements or other instruments canceling all of the other agreements, undertakings or understandings reached by the Parties and/or NEWCO pertaining to NEWCO or to any of the arrangements provided for or contemplated by this Agreement.

23.2 The proceeds of liquidation and all other assets and properties of NEWCO shall be applied and distributed as follows and in the following order of priority:
a) to the payment of the debts and liabilities of NEWCO (other than to the shareholders);
b) to establishing any reserves that, in accordance with sound business judgment, are reasonably necessary for any contingent or unforeseen liabilities or obligations;
c) to the payment of all indebtedness to the Shareholders;
d) any balance to the Shareholders according to their respective stockholdings.


ARTICLE  24 - FORCE MAJEURE
---------------------------

Neither Party shall be considered in default of performance of its obligations under this Agreement, if such performance is prevented or delayed by a Force Majeure.

Force Majeure shall be understood to be any cause which is beyond the reasonable control of either Party, such as but not limited to strikes, acts of God or the public enemy, riots, incendiaries, breakage of equipment or machinery not resulting from negligence or a lack of maintenance, interference by civil or military authorities, fire, explosion, flood or any other circumstances or circumstances beyond its reasonable control.

Any instance of Force Majeure shall release the Party concerned from its contractual obligations for the duration and to the extent of its effect. The Party who claims Force Majeure shall immediately notify the other Party in writing of its occurrence and provide all necessary particulars thereof.

While conditions of Force Majeure prevail, the Parties shall use all reasonable means to avoid or mitigate the consequences of any such Force Majeure including the reasonable allocation by the Party claiming force Majeure of remaining resources and supplies during the term of any such restriction. The Party claiming Force Majeure shall take all reasonable steps to ensure as rapidly as possible the normal resumption of the performance of its contractual obligations which are affected by the event of Force Majeure.


ARTICLE 25 - [reserved]

ARTICLE 26 - DISCLAIMER OF AGENCY AND PARTNERSHIP
-------------------------------------------------

Nothing in this Agreement is not intended to constitute, nor shall be construed to constitute, the Parties as partners of each other. Nothing contained herein will constitute any Party or NEWCO an agent of any other Party or NEWCO. Except as may otherwise be explicitly agreed in writing, no Party will have the authority to act on behalf of any other Party or NEWCO, nor will NEWCO have the authority to act on behalf of any Party. No Party nor NEWCO will incur or accept any liability or enter into commitments or contracts on behalf of any Party or NEWCO without the express prior written approval of the Party to be bound. The employees of each Party will remain the employees solely of such Party, except to the extent that NEWCO may agree in writing with a Party that a specified employee is to be an employee of NEWCO for a specified period of time.


ARTICLE 27 - ASSIGNMENT OF SHAREHOLDER AGREEMENT
------------------------------------------------

Neither Party has the right to assign or transfer any or all of its rights and obligations under this Agreement to any third party without the prior written consent of the other Party, except as expressly provided for in connection with a transfer referred to in Article 6 hereof. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns.


ARTICLE 28 - EXCLUSIVE AGREEMENT, AMENDMENT
-------------------------------------------

This Agreement including its Exhibits (which constitute an integral part of this Agreement) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, negotiations, correspondence and undertakings, whether oral or written, express or implied. This Agreement cannot be changed, amended, modified or terminated except by a written instrument executed by the Parties.


ARTICLE 29 - WAIVER
-------------------

Except where time limitations are specifically provided, no failure or delay by either Party (i) to exercise any right hereunder or (ii) to insist upon the strict and punctual performance of any term hereof shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude an additional or further exercise thereof or the exercise of any other right. To be effective, each waiver may be made subject to any conditions specified therein.


ARTICLE 30 - HEADINGS
---------------------

The articles headings contained in this Agreement are solely for the purpose of reference and shall not in any way affect the meaning or interpretation of this Agreement.

ARTICLE 31 - PARTIAL INVALIDITY, CONFLICT
-----------------------------------------

In the event that any term of this Agreement is declared by a judicial or government authority to be legally invalid, non-binding or unenforceable, such term shall be deemed deleted herefrom and shall not affect the Agreement in other respects nor the validity and enforceability of those remaining terms. In such an event, the Parties agree to replace the affected term with terms which will nearly and fairly approach such deleted term. In the event of a conflict, inconsistency or discrepancy between the terms of this Agreement and those of its Exhibits attached hereto, the terms of this Agreement shall prevail.


ARTICLE 32 - NOTICE
-------------------

Notices, consents and other communications hereunder shall be in writing, signed by the Party giving notice, and shall be deemed delivered and received (i) if sent by fax confirmed by registered mail, two (2) days after transmission (ii) if personally delivered, upon receipt and (iii) if mailed, five (5) days after being sent by registered or certified mail (return receipt requested) and properly addressed to the other Party at the beginning of this Agreement or at such other address as a Party may direct by notice in accordance with this Article. Any written communications between the Parties regarding this Agreement, the Related Agreements involving NUVERA, or NEWCO, shall be conducted in English unless otherwise provided for by French laws.


ARTICLE 33 - GOVERNING LAW
--------------------------

This Agreement shall be governed and construed in accordance with the laws of France.


ARTICLE 34 - ARBITRATION
------------------------

All disputes arising in connection with this Agreement, the Related Agreements or NEWCO shall, to the extent possible be settled amicably by prompt good faith negotiations between the representatives of the Parties. In default of such amicable settlement within sixty days of the commencement of discussions, the dispute shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators, one to be appointed by each Party with the third to be appointed by the two others. Failing agreement regarding the appointment of the third arbitrator, either Party may make application to the ICC for a list of five neutral arbitrators considered suitable for this matter. The Parties will be entitled to strike any name for cause (bias, prejudice, conflict of interest, or lack of relevant experience) and be entitled to strike one name from the list without cause. Each Party shall rank the remaining names, with the individual receiving the highest combined rank being selected as the third arbitrator. Each of the persons serving on the arbitration panel shall be fluent in English and shall be familiar with the commercial and operations practices in the industrial use of hydrogen and in the energy sector. The arbitration award shall be final and binding upon the Parties without any right of Appeal.

Any such arbitration proceeding shall be held in Paris, France, in the English language. Judgment on the award rendered may be entered and enforced in any court having jurisdiction. All of the arbitrators shall be neutral with there being no ex parte contact by the Parties. The arbitration panel shall have the authority to sanction a Party due to its conduct in the arbitration proceedings. This provision shall survive the termination of this Agreement and the Related Agreements.


ARTICLE 35 - LIST OF EXHIBITS
-----------------------------

EXHIBIT 1: Description of the PEM Fuel Cell Technology or FC Technology (as defined in Article 1 above)

EXHIBIT 2:  Description of the development program/Program/Objectives

EXHIBIT 2 Bis: Scope of NEWCO during Phase 1

EXHIBIT 3:  AL and DENORA' s personnel put at the disposal of NEWCO

EXHIBIT 4: AL and DENORA' s respective Intellectual Property Rights at the disposal of NEWCO

EXHIBIT 5:  NEWCO market targets and products

EXHIBIT 6:  Cost of development program

EXHIBIT 7:  NEWCO Organisation Chart

EXHIBIT 8:  NEWCO Business Plan

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to sign this Agreement in three original copies as of the date first set forth above.


L'AIR LIQUIDE S.A.                 NUVERA Fuel Cells, Inc.
By  Air Liquide                    By: /s/ Franco Ladavas
    Division Techniques Avancees
    Le Directeur:
    Michel Mouliney
    /s/ M. Mouliney
    December 21st 2000

Name:                              Name: Franco Ladavas

                                   EXHIBIT 1

           DESCRIPTION OF PEM Fuel Cell technology or FC technology




    The PEM Fuel Cell Technology to be developed in the program of development of NEWCO shall mean a set of equipment integrated into a Power Module, including one or several PEM fuel cell stacks, the auxiliaries equipment for operating the stacks , such as but not limited to the air compression circuit, the hydrogen circuit including the pressure control and recirculation device, the water loop for both humidification and cooling down of the stacks, the safety system, the control command, the packaging.

    Power of the technology to be developed are ranging from a few kW to 250 kW and multiples for portable, public transport, stationary power applications and others niches applications using hydrogen as a main fuel

    Said PEM Fuel Cell Technology is also including the mean for storing the hydrogen and any circuits required for feeding the Power Module.

    For stationary applications starting from 50kW, when the primary fuel is not hydrogen, the PEM Fuel Cell Technology is also including a fuel processor and all equipment to be installed downstream the fuel processor for feeding the fuel cell such as but not limited to a hydrogen buffer tank.. The technology of the fuel cell is to be adapted to fit with the grade of hydrogen produced by the fuel processor

    Said PEM Fuel Cell Technology may also include some niches applications such as a regenerative fuel cell max 1W to be used as a fuel cell or an electrolyser including a Power Module consisting in a regenerative PEM fuel cell stacks and all the auxiliaries equipment for operating the stacks , such as but not limited to the air compression circuit, the hydrogen circuit including the pressure control and recirculation device, the water loop for both humidification and cooling down of the stacks, the safety system, the control command, the packaging.

                                   EXHIBIT 2

         DESCRIPTION OF THE DEVELOPMENT PROGRAM / PROGRAM / OBJECTIVES



PHASE 1  AIR LIQUIDE / NUVERA DEVELOPMENT PROGRAM

OBJECTIVES OF THE DEVELOPMENT PROGRAM


During Phase 1, the activities of NEWCO are devoted to implement the Development Program of the Products that will be marketed in the future by NEWCO according to what described in EXHIBIT 1. This program is the results of the experience gained by ALDTA and NUVERA through several projects for portable, stationary and vehicle applications and the results of the preliminary market investigations whose conclusions will be confirmed during Phase 1.

The Development programming is including 6 main Work Packages, and 12 transversal Tasks.

 .     WP1/ Hydrogen power module and/or Battery charger for portable
      --------------------------------------------------------------
      applications below 10kW
      -----------------------

      Development of a line of portable generators for domestic and professional applications. Market targets are all applications that are today fulfilled with small IC generators, the main advantages of the fuel cell systems being the noise reduction, no pollution , a light weight, and an aptitude to load variations. Referring to this market segment, DTA is presently developing one system 0,4kW for military applications, one system 5kW to be used as a battery charger for a small utility vehicle and one system 10 kW for peak- shaving a PV cells station in Australia.
      The main features of the system to be developed are:
          - Nominal power ranging from 0,4 kW up to 10kW
          - The system is fed with H2 high pressure cylinders
          - The power  density of  the complete system should not exceed 10kg/kW
          - Used as a battery charger, the selected powers are 0,4 and 1kW and the system is capable of recharging 12 and 24 Volts battery.
          - Used as a generator, the system is capable of delivering DC and AC currents.
          - Lifetime to be 1000 hrs
          - Serial Price is 1000 to 1500 Euro/kW


 .     WP2/ Hydrogen power module for 50-100 kW output
      -----------------------------------------------
      (See FCBUSS Program) Development of a 50kW-100 kW Power Module for public transport (busses, tramways) and stationary applications using industrial hydrogen defined as hydrogen available from pipelines, industrial chemical processes or by delivery in trucks, tanks and cylinders. Those systems are as an example the engines of the next generation of hybrid city busses or tramways, for which emission requirements will become more and more stringent. Three projects are under development at DTA, a 30kW Power Module for PEUGEOT, a 60kW Power Module for SCANIA and a 120 kW for MAN. The main features of the system to be developed are:
          -  hydrogen fuel
          -  Lowest operating pressure < 1,3 bara
          -  Stack assembly technology enabling stack voltage up 250 Volts
          -  Lifetime to be 40 000 hrs
          -  Weight 4-5 kg/kW Max
          -  System efficiency not to be less than 0.55 %
          - Stack design should include maintainability of stack and electrochemical package
          - expected target serial price is 300 Euro/kW (Stack 200 Euro/kW + Bop 100 Euro/kW)

 .     WP3 Same as WP2 but fed with H2 Reformate
      -----------------------------------------
      When hydrogen is not available, the Power module is fed with hydrogen produced from the reforming of an hydrocarbons, natural gas when the grid exists, LPG or diesel for remote applications. The development mainly focus at designing the Power Module and in particular the fuel cell stack compatible with an hydrogen stream containing other gases that could contaminate the cells, in particular CO. DTA is presently working at the program aiming at specifying exhaustively the specification of the hydrogen stream acceptable by the fuel cell stack, that should provide the specifications of the hydrogen produced by the reformer and in particular of the purifier.
      The main features of the system to be developed are:
          - Same features as the direct hydrogen power module but when fed with reformate hydrogen
          -  CO tolerance highest as possible (up to 100 ppm ?)
          - Exhaustive Specification of the hydrogen stream compatible with the stack tolerance to pollutants

 .     WP4/ Hydrogen reformer for LPG / NG Power module
      ------------------------------------------------
      In order to feed the Power Module in the range 200 kW, no industrial fuel processor is existing today. To produce an hydrogen stream compatible for feeding a Power module in the range of 200kW kW , the fuel processor must have the following performances:
          -  Hydrogen stream range between 30 to 100 Nm3/hr
          - The architecture of the complete system including the fuel processor and the power module is emphasized for an electrical efficiency of 40% min.
          -  The outlet pressure of the hydrogen stream should not be lower than 2 atm and the temperature not higher than 60(degree)C
          -  Typical composition of the hydrogen stream produced by the fuel processor is 5 to 50 ppm CO, 100 ppm CH4 and the remaining hydrogen and inerts
          -  Serial price is 400 Euro/kW

      During these program, synergies are developed with CRCD and the ongoing developments of the H2/On-site. All aspects related to the definition of the process are carried by the ALCRCD and then engineered ny ALDTA.

 .     WP5/ Reversible fuel cell for renewable applications (1kW max)
      --------------------------------------------------------------
      PEM fuel cell technology can reversibly used as an electroliser. DTA is presently working at the development of a high pressure membrane electroliser for military applications, and AL America recently purchased 6 PEM electrolysers from PROTON. In this development, we are targeting an operating pressure of 40 Bars compatible with advanced technology hydrogen storages. The system is capable to produce and store high purity gases and reversibly to produce power.
      The main features of the system to be developed are:
          -  Fuel cell electrical  power Max 1 kW
          - Operating pressure up to 40 bar ( for recharging a hydrogen hydride storage)
          -  Serial targeted prices 5000-6000 Euro/kW



 .     WP6/ Safety and Regulations
      ---------------------------
      The dissemination of fuel cell technology will be possible upon acceptance of hydrogen. Special efforts have to be made in order to assess the safety of fuel cell systems and discuss with the relevant authorities the regulations required for fuel cell technology.
      Presently, DTA is a partner of the EIHP program aiming at specifying a draft of regulations for the use of hydrogen onboard vehicle. A safety analysis of our power module has been carried out with the help of an independent expert, which recommendations have considered in the design. In our bus project, the approval of our Power module by the TUV is under discussion. Soit is for the fuel cell stack at NUVERA's.
      In this program of the development, no general negotiations with the relevant authorities about hydrogen technology are foreseen, our investigations will be limited to the safety aspects of the stack and the power module.

Transversally, the activities for carrying out the development of the 6 Work Packages are organized in 11 Transversal Tasks. The actors of NEWCO Phase 1 are the AL CRCD, AL DTA and NUVERA Europe.

--------------------------------------------------------------------------------
                                                         AIRLIQUIDE       NUVERA
--------------------------------------------------------------------------------
Task   DESCRIPTION                                       CRCD    DTA
--------------------------------------------------------------------------------
1      Fuel strategy and storage                         X       X
--------------------------------------------------------------------------------
2      Fuel processors                                   X       X
--------------------------------------------------------------------------------
       Power module architecture and simulation          X       X
--------------------------------------------------------------------------------
       Stack
3      .  100 kW and above for transport and                     X        X
4         stationary                                             X        X
5      .  Hydrogen portable a few kW                             X        X
       .  Reversible 1kW for renewable
--------------------------------------------------------------------------------
6      Balance of Plant                                          X
--------------------------------------------------------------------------------
7      System integration and qualification program              X        X
--------------------------------------------------------------------------------
8      Safety and regulation                                     X
--------------------------------------------------------------------------------
9      Cost analysis and industrialisation                       X        X
--------------------------------------------------------------------------------
10     Technology transfer / Preparation of Phase 2              X        X
--------------------------------------------------------------------------------
11     Market analysis / Communication/ Business                 X        X
       strategy
--------------------------------------------------------------------------------

                                 EXHIBIT 2 bis

SCOPE OF AL/NUVERA NEWCO : PHASE 1 (3 years starting Jan 1, 2001)

------------------------------------------------------------------------------------------------------------------------------------
         MARKET SEGMENT              POWER RANGE    RIGHTS (develop, produce sell)              NOTES

    Proton Exchange Membrane        (Single Module)

Fuel cell systems and Components         (kW)
------------------------------------------------------------------------------------------------------------------------------------
        PREMIUM PORTABLE
------------------------------------------------------------------------------------------------------------------------------------
            Hydrogen                    *10kW             Exclusive (Europe)         NUVERA do not compete in sales of systems and
                                                        Non exclusive, R.O.W.        components for 2 years ROW may become exclusive
                                                                                     upon definition of market stratergy
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     .    Step 1: NEWCO to purchase no 5, 1 kW
                                                                                     propane/NG US Standard systems for demo in 2001
                                                                                     and test them.

           Reformate                    *10kW       Non exclusive marketing rights   .    Step 2: NEWCO to help qualifying the 1kW
                                                      on potential applications      propane/NG US system according to EU codes and
                                                                                     standards and validate the products. Target is
                                                                                     to qualify the unit by Q3 2001 providing that
                                                                                     NUVERA delivers it in due time.

                                                                                     .    Step 3: identify a potential market
                                                                                     capable of systems sales for cumulative 100kWe
                                                                                     in 2002 and upon achievement of this selling
                                                                                     target,then NEWCO to be granted rights on this
                                                                                     specific market.
------------------------------------------------------------------------------------------------------------------------------------
        STATIONARY POWER
------------------------------------------------------------------------------------------------------------------------------------
      Industrial Hydrogen               **10kW              Exclusive, WW            Definition of industrial hydrogen: hydrogen
                                                                                     available from pipelines, industrial chemical
                                                                                     process or by delivery (tanks, trucks,
                                                                                     cylinders)
------------------------------------------------------------------------------------------------------------------------------------
           Reformate                   10-50kW          None but see comments        Explore possible synergies in industrial market
------------------------------------------------------------------------------------------------------------------------------------
           Reformate                  50-200 kW             Non exclusive.           NUVERA will supply reformate stacks.
                                                                                     NUVERA ((first right to supply)) fuel
                                                                                     processing technologies to NEWCO
                                                                                     NUVERA to consult NEWCO before giving any
                                                                                     exclusivity
------------------------------------------------------------------------------------------------------------------------------------
           Reformate                   **200kW               Exclusive WW            NUVERA may grant licence for both Fuel
                                                                                     Processor and PROX technology rights for
                                                                                     systems above 200kW and for ON-site production
                                                                                     for merchant hydrogen
------------------------------------------------------------------------------------------------------------------------------------
           TRANSPORT
------------------------------------------------------------------------------------------------------------------------------------
   Busses and tram operating
          on Hydrogen                 Typically           Exclusive (Europe)         ROW: NUVERA do not compete in sales of systems
                                      100-200 kW        Non exclusive, R.O.W.        and components for 2 years. ROW may become
                                                                                     exclusive upon performances and definition of
                                                                                     clear market strategy. US may become exclusive
                                                                                     upon an acceptable NEWCO market plan. In any
                                                                                     case NUVERA plans to launch a marketing effort
                                                                                     in US as soon as possible. So it is for NEWCO.
                                                                                     Synergies to be developed
------------------------------------------------------------------------------------------------------------------------------------
           Reformate                      -                      None
------------------------------------------------------------------------------------------------------------------------------------
 City Vehicles Range extenders                    For components, Non exclusive, WW  NUVERA do not compete in sales of systems for
      Hydrogen fueled only              3-10kW    For power Module exclusive Europe, 2 years ROW may become exclusive upon
                                                          Non exclusive ROW          definition of market strategy

*    denotes less than
**   denoted greater than

------------------------------------------------------------------------------------------------------------------------------------
NICHES MARKETS                                                                       To be discussed on a case by case basis
  Merchant HYDROGEN                 50-200 Nm3/Hr             Exclusivity WW         NEWCO and NUVERA to agree on Terms and
                                                                                     Conditions
                                    Fuel Processor
------------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT 3

            AL AND DENORA'S PERSONNEL PUT AT THE DISPOSAL OF NEWCO



NEWCO PERSONAL DURING Phase 1

During Phase 1, the activities of NEWCO are shared between the activities for implementing the program of development and the commercial contracts. The repartition between the commercial contracts and the program of development are split as following :

----------------------------------------------------------------------
                           (MEURO)       2001       2002        2003
----------------------------------------------------------------------
Cost                        (12,5)       (5)         (4)       (3,5)
----------------------------------------------------------------------
Contracts                    5,5          1           2         2,5
----------------------------------------------------------------------
Contribution AL               5           3           1          1
----------------------------------------------------------------------
Contribution NUVERA           2           1          0,5        0,5
----------------------------------------------------------------------
BALANCE                       0           0           0          0
----------------------------------------------------------------------

DEVELOPMENT PROGRAM

Herebelow are detailed the breakdown of the cost of the development program between personal and materials.

AIR LIQUIDE

       ---------------------------------------------------
       AIR LIQUIDE         Personal   Material    Total
                           (Meuro)    (Meuro)    (Meuro)
       ---------------------------------------------------
       DTA                   3.87       4.02      7,89
       ---------------------------------------------------
       CRCD                  0.97       0.54      1,51
       ---------------------------------------------------
       TOTAL                 4.84       4.56       9,4

       ---------------------------------------------------

The personal costs amounts 51 % of the total AIR LIQUIDE expenses

NUVERA

       ---------------------------------------------------
       Nuvera              Personal   Material    Total
                           (Meuro)    (Meuro)    (Meuro)
       ---------------------------------------------------
                            1,017     2,083        3,1
       ---------------------------------------------------
       TOTAL                1,017     2,083        3,1
       ---------------------------------------------------

The personal costs amounts 33 % of the total NUVERA expenses

The personal costs amounts 47 % of the total consolidated costs of the devpt. Program.


PERSONNAL REQUIRED

-     ALDTA (Man-hour rate Avg 89.925 Euro/hr)
      43080 hrs x 89,925 Euro/hr = 3,87 Meuro or 27 man.year about

-     ALCRCD (Man-hour rate Avg 103.658 Euro/hr)
      9357 hrs x 103,658 Euro/hr = 0,97 Meuro or 6 man.year about.

-     NUVERA (Manhour rate Avg (58 Euro/hr)
      17534 hrs x 58 Euro/hr = 1,017 Meuro or 11 man.year about

COMMERCIAL CONTRACTS

The 5.5 MEuro contribution from the commercial contracts to the NEWCO Dvpt program is coming from the profit from the commercial contracts and from common R&D activities with European / National R&D funded projects. Some potential projects are already identified.

--------------------------------------------------------------------------------
    (MEURO)                        Personal  Material    Total     Available for
    -------
                                                                       NEWCO
--------------------------------------------------------------------------------
 Funded projects
 ---------------
--------------------------------------------------------------------------------
FEBUSS                              1,350     1,4        2,75          2,75
--------------------------------------------------------------------------------
CARBUPAC                            0,2       0,05       0,25          0,25
--------------------------------------------------------------------------------
HYPAC                               0,2       0,105      0,305         0,305
--------------------------------------------------------------------------------
PLUSPAC                             0,126     0,2        0,326         0,126
--------------------------------------------------------------------------------
IRIBUS                              0,3       0,2        0,5           0,225
--------------------------------------------------------------------------------
MILAN Boat                          0,2       0,145      0,345         0,15
--------------------------------------------------------------------------------
COMEX                               0,35      0,3        0,65          0,15
--------------------------------------------------------------------------------
Others. French                      0,5       0,2        0,7           0,5
Network
--------------------------------------------------------------------------------
Others EU                           0,35      0,2        0,55          0,35
--------------------------------------------------------------------------------
                     Sub-Total      3,57      2,8        6,37          4,8
--------------------------------------------------------------------------------
Commercial
----------
projects
--------
--------------------------------------------------------------------------------
DGA                                 0,38      0,38       0,76          0,5
--------------------------------------------------------------------------------
Portable                            0,2       0,6        1             0,2
--------------------------------------------------------------------------------
                     Sub-Total2     0,58      0,98       1,56          0,7
--------------------------------------------------------------------------------
                          TOTAL     4,15      3,78       7,93          5,5
--------------------------------------------------------------------------------

PERSONAL REQUIRED

-   ALDTA (Man-hour rate Avg 89.925 Euro/hr)
    7500 hrs x 89,925 Euro/hr = 0,675 Meuro or 4,5 man.year about.

NEWCO PERSONAL DURING Phase 1

In order to complete the activities of NEWCO during the 3 years of the Phase 1, the following personal are required:

-   ALDTA    : 31,6 man.year or 10 persons full time during the 3 years period

-   AL CRCD  : 5,85 man.year or 2 persons full time during the 3 years period

-   NUVERA   : 10,96 man.year or 4 persons full time during the 3 years period the activities of these Personal are detailed in Exhibit7: Organization Chart

NEWCO ORGANISATION AND RELATIONSHIPS WITH THE MOTHER COMPANIES

- PERSONAL : Basically, there will be 6 persons in NEWCO put at the disposal by the Mother Companies, 1 from NUVERA and 5 from AIR LIQUIDE. All other resources identified in the Development program are remaining in the Mother Companies.

-   CONTRACTUAL RELATIONSHIPS
    Development programs: All activities included in the 12,5 MEURO DEVELOPMENT
    --------------------
PROGRAM carried out by the Mother Companies for NEWCO will be done on a subcontracting basis at a rate of AD COST + FEE . This will include but not exclusively activities of development, engineering, procurement, manufacturing,
Test and QI, etc....

    Commercial contracts: For commercial contracts, the mother companies are
    --------------------
committed to support NEWCO for bidding by offering quotations with a favorable rate to NEWCO versus specs, performances and guarantees. Providing the contract is obtained, then NEWCO will issue subcontracts to the mother companies.

    Funded Projects: For funded projects , NEWCO and the Mother Companies will
    ---------------
get organized as partners or co-contractors or subcontractors. The organization strategy will be defined on a case by case basis taking in to account that the Mother Co will do their best efforts to support NEWCO becoming the visible arms of their fuel cell strategy

                                   EXHIBIT 4

AL AND DENORA'S RESPECTIVE INTELLECTUAL PROPERTY RIGHTS AT THE DISPOSAL OF NEWCO



This exhibit to be incorporated in Article 15 and will be supplied together with the Agreements listed in Article 15 and in accordance with the principles of
Article 14

EXHIBIT 5

                       NEWCO MARKET TARGETS AND PRODUCTS


The business plan of NEWCO has been built on a two Phase programs , namely PHASE 1 and PHASE 2. PHASE 1 is scheduled to last 3 years and will mainly be devoted to the development of the technology and the validation of the market strategy. Phase 2 will be focused on the commercialization of the products developed in Phase 1.

The business plan has been establish over a ten years period from 2001 to 2010. In order to achieve the objectives in 2010, some prerequisites are highlighted as key issues for the development of NEWCO and the transition to market:

         echnology is available at the end of Phase 1
         The safety and regulations of hydrogen are existing
         Hydrogen can be marketed as an energy.

Lobbying actions should be done in order to define a specific status for fuel cells, similar to cogen or renewables. Resulting incentives would help for the transition to market.

         Deregulations of the market of energy is effective.

Four markets have been identified :

Market  N(degree)1 : PORTABLE GENERATOR
------------------
Market targets are all applications that are today fulfilled with small IC generators, the main advantages of the fuel cell systems being the noise reduction, no pollution , a light weight, and an aptitude to load variations. The market volume for these portable generators is estimated to 20 000 Unit / year with an average market cost of 1000 $/kW. Lifetime is 1000 hrs. Fuel is hydrogen. Assuming that NEWCO will get 20% of this market, then the yearly production for NEWCO could amounts 4000 units per year .With an average size of 2kW and a market cost of 1500 $/kW this market could represent for NEWCO a turnover of 12 M$ in 2010. Apart from the sales of equipment, there is also a market for the maintenance of the equipment sold by NEWCO and also a gas and services market for AL for refueling and servicing these generators, estimated to 3,5 M$ or 1200 000 Nm3 (1Nm3/hr*2h/J*150j/an*20Fr/Nm3)

Market  N(degree)2 : PUBLIC TRANSPORT.
------------------
The emission constraints becoming more and more stringent for urban transports and in particular for public transport, fuel cells are predicted to become the engines of the next generation of hybrid vehicles because when feed with hydrogen they are emissions free, their efficiency is higher than IC engines especially during transients, etc...Powering a tramway, fuel cells can reduce drastically the investment costs by saving the costs of wire infrastructure (typically 60% of the total investment). Lifetime is 20 to 40 000 hrs. The bus market amounts in EUROPE 10 000 units/year and 5000 units/year in USA. Assuming that in 2010, 50 % of the bus market in Europe and in the USA will be clean vehicles and that NEWCO will get 1/3 of this market, then the yearly production for NEWCO could amounts 2500 units per year . Typical unit size is 150 kW and market cost is 300 $/kW meaning for NEWCO a turnover of 112 M$ in 2010.

Apart from the sales of equipment, there is also a market for the maintenance of the equipment sold by NEWCO and also a gas and services market for AL for refueling and servicing these vehicles, requiring H2 On-site , refueling infrastructure and services. Typically, a urban bus in Paris burns 50 liters of diesel daily at 4 Fr/liters, meaning 60 kF/bus.year, equivalent to 50 000 Nm3/year.bus of hydrogen at a price of 1,2 Fr/Nm3 (considering tax incentives like it is today for NGV). The refueling of the NEWCO powered vehicles could represent a volume of 125 000 000 Nm3 H2/year and a turnover of 20 M$ for AL in 2010. Other revenues also expected from the services at the bus depot To refill these vehicles, the hydrogen is produced locally at the bus depot by a NG or LPG reformer of 400 to 800 Nm3/hr. This could represent a potential of 100 units for the FLOXAL team

Market N(degree) 3 : STATIONARY/ Cogen
------------------
In Europe, the COMMISSION is requiring from the Member states that, in 2010, at least 10% of their energy should come from cogeneration plants. This means that new cogen plants for a total of 50 GW should be installed in this period, shared between big units (typically 500 Mw) and small decentralised plants based on IC engines, microturbines and fuel cells. The interest of fuel cells for this appplication lies mainly in the synergies between the TRANSPORT and STATIONARY sectors in order to increase the production number for reducing the costs, as it is already the case for generators based on truck engines, and as it won't never be the case for microturbines. It is assumed that to meet the target from the Commission, 5GW/year will installed, half being small decentralized units. Assume that NEWCO will get 6% of this market representing 150MW or 600 units of 250kW. The market cost for such units is 800 $/kW meaning for NEWCO a turnover of 120 M$ in 2010. These units are fed directly from the hydrogen grid or the hydrogen is produced locally from a reformer. Then, the cost of the complete system is shared between 300 $/kW for the Power module (stack 200$/kW + Bop 100$/Kw), 400 $/kw for the reformer and 200 $/kW for the converter.

For this applications, specific developments have to be made for the reformer. Apart from the sales of equipment, there is also a market for the maintenance of the equipment sold by NEWCO and also a gas and services market for AL servicing these installations. Typically, a 250 kWe fuel cell unit is fed with 152 Nm3/hr of H2 eqvlt to 460 kWth unit will consume 615 kWth of NG. Assuming 5000 hrs of operation per year, this unit will consume 320kF of Natural gas or 760 000 Nm3/ year of H2 (meaning 0.43 Fr/ Nm3 H2 for the same cost of feed gas) and will produce 1,25Gwh/year of electricity eqvlt to 625 KF and 1,25 GW of heat eqvlt to 150 kF for a total of 775 KF/unit.year. Lifetime is 20 to 40 000 hrs The refueling of the NEWCO cogen plants could represent a volume of 456 000 000 Nm3 H2/year and a turnover of 66 M$ for AL in 2010. Other revenues are also expected from the services.

Other potential applications are also foreseen for fuel cells, such as back-up systems, generators for DC applications, load following generators, etc...and all applications were the emissions and the noise are important.

Market  N(degree)4 : NICHES + RENEWABLE
-------------------
Niches applications mainly concerns the Space and Army market and Renewables. DTA is about to deliver a small 0,4 kW fuel cell battery charger for the French Army; another project is investigating the interest of fuel cells for submarine applications.
PEM fuel cell technology can reversibly be used as an electrolyser. DTA is presently working at the development of a high pressure membrane electrolyser 400Nl/hr H2 and 150 Bars. Based on those developments, the French Navy is now requesting AL to apply for supplying the complete air conditioning system for the next generation of nuclear submarine BARACCUDA, including the O2 production with an electroliser and the CO2 removal.
AL America recently purchased 6 PEM electrolysers from PROTON.
The connection with Renewables is based on a requirement from the Commission stating that within 2010, another 10 % of the energy supply in Europe should come from Renewables. Most part of this renewable will come from hydraulics and wind, and solar to be reserved for decentralized applications. The development of Renewables is extensively supported and the KWh from Renewables are purchased at a rate of 1EURO/kWh from the utility companies.

Fuel cell or reversible fuel cells are of interest when coupled with PV panels. At day time, the systems is used as an electrolyser for feeding a H2 storage and at night time the system is used as a fuel cell to produce energy. A project is under development with ALCATEL for powering a telecommunication antennas in a isolated areas.

Such a system is also capable to produce high purity gases (O2 for medical applications.

                                    EXHIBIT 6

                           COST OF DEVELOPMENT PROGRAM

The cost of the 6 Work packages are as following:
------------------------------------------------

-------------------------------------------------------------------------
WP                      DEVELOPMENT COSTS (MEURO)                   TOTAL
-------------------------------------------------------------------------
1    Hydrogen power  for portable application (Max 5kW)              0.9
-------------------------------------------------------------------------
2    Hydrogen power module for 50-100 kW output                      3.3
-------------------------------------------------------------------------
3    LPG / NG power module for 50-100 kW output                      1.6
-------------------------------------------------------------------------
4    Hydrogen reformer for   LPG / NG Power module                   2.4
-------------------------------------------------------------------------
5    Reversible fuel cell for renewable applications (1kW max)       0.6
-------------------------------------------------------------------------
6    Safety and regulations                                          0.7
-------------------------------------------------------------------------
7    Marketing / Communication                                       3
-------------------------------------------------------------------------
     TOTAL                                                           12.5
-------------------------------------------------------------------------

Transversally, the activities for carrying out the development of the 6 Work Packages are organized in 12 Main Transversal Tasks identified as following

-----------------------------------------------------------------------------------------------------------------
Task                       TOTAL COST BREAKDOWN (Meuro)                  AIR LIQUIDE           NUVERA
                                                                           (Meuro)             (Meuro)
-----------------------------------------------------------------------------------------------------------------
1    Fuel strategy and storage                                               0.22                   0
------------------------------------------------------------------------------------------------------------
2    Fuel processors                                                         1.3                0.113
------------------------------------------------------------------------------------------------------------
3    Power module architecture and simulation                                0.45               0.193
------------------------------------------------------------------------------------------------------------
     Stack
4    .        100 kW and above for transport and stationary                  0.47               1.066
5    .        Hydrogen portable a few Kw                                     0.09               0.243
6    .        Reversible 1kW for renewable                                   0.04               0.123
------------------------------------------------------------------------------------------------------------
7    Balance of Plant                                                        1.56                   0
------------------------------------------------------------------------------------------------------------
8    System integration and qualification program                            1.29               1.29
------------------------------------------------------------------------------------------------------------
9    Safety and regulation                                                   0.19                   0
------------------------------------------------------------------------------------------------------------
10   Cost analysis and industrialization                                     0.46                   0
------------------------------------------------------------------------------------------------------------
11   Technology transfer / Preparation  of Phase 2/ Invest                   0.33                   0
------------------------------------------------------------------------------------------------------------
12   Market analysis / Communication/ Business strategy                         3               0.0716
------------------------------------------------------------------------------------------------------------
                                                                              9.4               3.1
TOTAL
------------------------------------------------------------------------------------------------------------

The expenses of the development program are scheduled according to the following Table

----------------------------------------------------------------------------
                              (MEUROS)         2001         2002       2003
----------------------------------------------------------------------------
Cost                           (12,5)          (5)           (4)      (3,5)
----------------------------------------------------------------------------
Contracts                       5,5             1             2        2,5
----------------------------------------------------------------------------
Contribution AL                  5              3             1         1
----------------------------------------------------------------------------
Contribution NUVERA              2              1            0,5       0,5
----------------------------------------------------------------------------
BALANCE                          0              0             0         0
----------------------------------------------------------------------------

AT the beginning of Phase 1, The development program is detailed, specifying the timeframe, resources , budget allocations and investment.

This will serve as a guideline during the program in order to record any deviation in the work progress.

This will also serve as a reference for the synergy committee in order to point out all possible synergies between NEWCO, NUVERA and AIR LIQUIDE.

                                   EXHIBIT 7

                           NEWCO ORGANISATION CHART

               =================================================================
                                  --------------
                                       CEO                     NEWCO
                                  --------------

                      ----------------     ---------------
                       ADMINISTRATION ____  COMMUNICATION
                      ----------------     ---------------
-------------
NUVERASynergy                              -----------------
Committe       ---------------------------- MARKET/SALES            ------------
-------------                              -----------------          PROJECT/
AL Synergy     ------------------------------------------------------ PLANNING
Committe                                                             -----------
-------------
                        ___________________________________

                 --------------  --------------     --------------
                  Team Manager    Team manager       Team Manager
        _______     AL CRCD          NUVERA             AL/DTA
                 --------------  --------------     --------------
               =================================================================

                  _______________________________________________
                                        ___________________________________________________________
------------    ---------   --------------------  ------------------  -------------------    ------------
H2 Storage        Stack      System Integration    Control Commande    Manufacturing          Test/Qua
+Production                  +Saftey               Coupling            Industrialisation      lification
------------    ---------   --------------------  ------------------   Cost Analysis          Start-up
CRCD               DTA            DTA                   DTA           -------------------    ------------
------------     NUVERA     --------------------  ------------------        DTA                  DTA
                ---------                                             -------------------    ------------

                                   EXHIBIT 7

                            NEWCO ORGANISATION CHART

Principles: At the beginning of PHASE 1, two Synergy Committees will be created, the first one involving one member of NEWCO and one member of NUVERA, and the second one involving a member of NEWCO and a member of AIR LIQUIDE. The role of these Committees is to explore all possible synergies that could be developed and the technical work and development that could be merged in order to save time and efforts. As a basic principles, the common activities will be merged an the results of any shared activities, patentable or not will be shared between NEWCO and the teaming Party .

Proposal: The organizational details of the steering committees will be discuss at the first board meeting

EXHIBIT 8

                              NEWCO BUSINESS PLAN

                            See Separate EXCEL file

                                              PHASE 1
                             Unit size                                        (j)
                              (kW)         2001           2002           2003           2004          2005          2006
 Portable                         2                                                         30           100           300

     Unit price (Euro/kW)                                                                1,200         1,200         1,200
                                                                                  ----------------------------------------
                     Total                                                              72,000       240,000       720,000
                                                                                  ----------------------------------------

Transportation  (Busses)        150                                                          3            10            30

Unit price (Euro/kW)                                                                       700           700           700
                                                                                  ----------------------------------------
            Total Busses                                                               315,000     1,050,000     3,150,000
                                                                                  ----------------------------------------

      Stationary (H2/reformate) 250                                                          5             7            10

         Unit price (Euro/kW)                                                             1800          1800          1600
                                                                                  ----------------------------------------
            Total Stationary                                                        2 ,250,000     3,150,000     4,000,000
                                                                                  ----------------------------------------

TOTAL MW (stationary+busses)                                                              1.70          3.25          7.00

 Others  (CEE+ Niches)
         Unit price (Euro/kW)                                                           10,000        10,000        10,000
                                      ------------------------------------------------------------------------------------
                     Total              1,000,000      2,000,000      2,500,000        555,000     1,000,000     1,000,000
                                      ------------------------------------------------------------------------------------

         (Renewables)             1                                                          5            15            30

         Unit price (Euro/kW)                                                            5,000         5,000         5,000
                                                                                  ----------------------------------------
                     Total                                                              25,000        75,000       150,000
                                                                                  ----------------------------------------

 Total Units sold/year                                                                      43           132           370
--------------------------------------------------------------------------------------------------------------------------
 Total SALES  (Euro)                    1,000,000      2,000,000      2,500,000      3,217,000     5,515,000     9,020,000
--------------------------------------------------------------------------------------------------------------------------

                                    PHASE 2        (k)
                                                   NEW PRODUCTION FACILITY
                                     2007       2008       2009         2010          2011        2012        2013        2014

                                                                      (a)
 Portable                             600       2,500       3,000        4,000

     Unit price (Euro/kW)           1,200       1,200       1,200        1,200
                                ------------------------------------------------------------------------------------------------
                 Total          1,440,000   6,000,000   7,200,000    9,600,000     9,792,000   9,988,000  10,188,000   10,392,000
                                -------------------------------------------------------------------------------------------------

                                                                      (b)
 Transportation  (Busses)              40         500       1,000        2,500

     Unit price (Euro/kW)             600         300         300          300
                                -------------------------------------------------------------------------------------------------
            Total  Busses       3,600,000  22,500,000  45,000,000  112,500,000   114,750,000 117,045,000 119,386,000  121,774,000
                                -------------------------------------------------------------------------------------------------

                                                                      (c)
 Stationary (H2/reformate)             20         300         500          600

     Unit price (Euro/kW)            1600         800         800          800
                                -------------------------------------------------------------------------------------------------
            Total Stationary    8,000,000  60,000,000 100,000,000  120,000,000   122,400,000 124,850,000 127,345,000  129,892,000
                                -------------------------------------------------------------------------------------------------

TOTAL MW (stationary+busses)        11.00      150.00      275.00       525.00

 Others (CEE+ Niches)
     Unit price (Euro/kW)          10,000      10,000      10,000       10,000
                                -------------------------------------------------------------------------------------------------
                  Total         1,500,000   1,500,000   2,000,000    2,500,000     2,550,000   2,601,000   2,653,000    2,706,000
                                -------------------------------------------------------------------------------------------------

        (Renewables)                   40          40         100          200

         Unit price (Euro/KW)       5,000       5,000       5,000        5,000
                                -------------------------------------------------------------------------------------------------
                  Total           200,000     200,000     500,000    1,000,000     1,020,000   1,040,000   1,060,000    1,080,000
                                -------------------------------------------------------------------------------------------------

 Total Units sold/year                700       3,340       4,600        7,300
                                                                              (d)
---------------------------------------------------------------------------------------------------------------------------------
 Total SALES  (Euro)           14,740,000  90,200,000 154,700,000  245,600,000   250,512,000 255,524,000 260,632,000  265,844,000
---------------------------------------------------------------------------------------------------------------------------------


                                                     Forecast        Target           GAS              ENERGY
                                                      NEWCO          price             H2              GWh elec
                                     2015            2010 (l)       Euro/kW         Nm3/year

 Portable                                                                            1,200,000

         Unit price (Euro/kW)                                            1,200
                                 -------------
                         Total      10,599,000           9,600,000
                                 -------------
                                                                                      (e)
 Transportation  (Busses)                                                          125,000,000
                                                                      (h)
         Unit price (Euro/kW)                                              300
                                 -------------
            Total  Busses          124,209,000         112,500,000
                                 -------------
                                                                                      (f)(g)
 Stationary (H2/reformate)                                                         456,000,000              750
                                                                      (i)
         Unit price (Euro/kW)                                              800
                                 -------------
         Total Stationary          132,490,000
                                 -------------
TOTAL MW (stationary+busses)

 Others (CEE+ Niches)

         Unit price (Euro/kW)                                           10,000
                                 -------------
                         Total       2,760,000           2,500,000
                                 -------------

         (Renewables)

         Unit price (Euro/KW)                                            5,000

                                 -------------
                         Total       1,100,000           1,000,000
                                 -------------

 Total Units sold/year
-------------------------------------------------------------------------------------------------------------------
 Total SALES  (Euro)              271,158,000          125,600,000
-------------------------------------------------------------------------------------------------------------------

 Remarks   Portable    (a)   20% US+European Market         (d)   CA + 2% par an

           Transport   (b)   25% of the US+European Market   (e)  1Nm3=1,20 FF + 500-1000 Nm3/hr H2 On-site

           Stationary  (c)   6% of the US+European Market    (f)  1Nm3=0,50 FF; 1kWh=0,50FF; 1kWhTh=0,12FF
                                                                  (configuration actuelle - rachat Kwh EDF)

                       (i)   800 Euro/kW = Stack+BOP300 Euro/kW + Fuel Processor 400 Euro/kW + Converter 100 Euro/kW

                       (h)   300 Euro/Kw= Stack 200 Euro/kW+BOP 100Euro/kW

                       (g)   if 100% H2 feeding eqvlt 1850 GWh GN if fuel processor

                       (l) Forecast in 2010 is conservatively excluding the stationary because we believe that stationary will be successfull only if transport is successfull